Exhibit 99.1

[GRAPHIC APPEARS HERE]

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

CROWN CASTLE INTERNATIONAL ANNOUNCES SALE OF UK SUBSIDIARY FOR $2.0 BILLION

June 28, 2004 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) announced today that it has signed a definitive agreement to sell its UK subsidiary to National Grid Transco Plc for $2.035 billion in cash. The closing date of the transaction, subject to certain approvals, is expected to be on or before September 30, 2004.

“The sale of our UK subsidiary is expected to provide us with significant financial and operational flexibility to pursue opportunities in the larger and faster growing US market,” stated John P. Kelly, CEO of Crown Castle. “While our UK operations have been a solid contributor to our business, we believe there is substantially greater growth potential for our US business given the lower penetration of wireless services and the earlier stage of 3G deployments in the US market. This transaction also substantially improves our balance sheet, which we believe will provide flexibility to capitalize on this growth.”

“As a result of this transaction, we will significantly reduce our net debt, exposure to currency fluctuations and floating interest rate exposure,” stated W. Benjamin Moreland, CFO of Crown Castle. “Given our pro forma balance sheet and the quality of our assets, we believe we are uniquely positioned to drive free cash flow per share and efficiently allocate capital in order to maximize shareholder value.”

Crown Castle will use approximately $1.3 billion of the proceeds from the transaction to fully repay Crown Castle Operating Company’s credit facility. Crown Castle expects to use the remaining net proceeds of approximately $740 million to invest in new business opportunities in the US or to repay debt. Crown Castle anticipates utilizing a portion of its net operating losses to offset the taxable gain on the sale of the UK subsidiary.

J.P. Morgan Securities Inc. served as the financial advisor to Crown Castle in this transaction and rendered a fairness opinion to Crown Castle’s Board of Directors.

OUTLOOK

As a result of this transaction, Crown Castle has recast its previously provided Outlook for full year 2004 and 2005, removing the impact of the UK operations from both full year 2004 and 2005 Outlook. The following statements and Outlook tables are based on current expectations and assumptions and assume a US dollar to Australian dollar exchange rate of 0.70 US dollars to 1.00 Australian dollar. This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein are set forth below and in Crown Castle’s filings with the Securities and Exchange Commission.

The following tables set forth Crown Castle’s current Outlook (dollars in millions after taking into account the transaction):

2004 Outlook
Site Rental Revenue	$524 to 528
Adjusted EBITDA	$270 to 280
Maintenance capital expenditures	$ 7 to 10
Revenue generating capital expenditures	$ 23 to 30

2005 Outlook
Site Rental Revenue	$565 to 575
Adjusted EBITDA	$305 to 320
Net cash provided by operating activities	$225 to 245
Maintenance capital expenditures	$ 7 to 10
Revenue generating capital expenditures	$ 23 to 30
Free cash flow	$195 to 215

Crown Castle has not issued 2004 Outlook for net cash provided by operating activities and free cash flow because of the impact the timing of the expected closing of the sale of the UK subsidiary will have on 2004 interest expense. Crown Castle’s 2005 Outlook for net cash provided by operating activities includes expected savings from interest expense reductions that may be achieved through further debt reductions associated with the application of sales proceeds and cash balances, and refinancings. Free cash flow is defined as net cash provided by operating activities less all capital expenditures (both maintenance and revenue generating capital expenditures).

Crown Castle’s management will host a conference call at 8:30 a.m. eastern time, Monday, June 28, 2004, to discuss this transaction. A slide presentation regarding this transaction will also be available shortly before the conference call on our website at www.crowncastle.com. Please dial 303-262-2075 and ask for the Crown Castle call at least 10 minutes prior to the start time. A telephonic replay of the conference call will be available from 10:30 a.m. eastern time on Monday, June 28, 2004, through 11:59 p.m. eastern time on Monday, July 5, 2004, and may be accessed by dialing 303-590-3000 using passcode 11002051#.

Pro forma for this transaction, Crown Castle engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftops. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle, visit: www.crowncastle.com.

Non-GAAP Financial Measures:

This press release includes presentations of Free Cash Flow and Adjusted EBITDA, which are non-GAAP financial measures. Crown Castle defines Free Cash Flow as net cash provided by operating activities less capital expenditures (both amounts from the Consolidated Statement of Cash Flows). Crown Castle defines Adjusted EBITDA as net loss plus cumulative effect of change in accounting principle, income (loss) from discontinued operations, minority interests, provision for income taxes, interest expense, amortization of deferred financing costs and dividends on preferred stock, interest and other income (expense), depreciation, amortization and accretion, non-cash general and administrative compensation charges, asset write-down charges and restructuring charges (credits). Free Cash Flow and Adjusted EBITDA are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Further, our measure of Free Cash Flow and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Free Cash Flow is presented as additional information because management believes it to be a useful indicator of our ability to execute our business strategy without reliance on additional borrowing or the use of our cash and cash equivalents. Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the current financial performance of our core businesses. In addition, Adjusted EBITDA is the measure of current financial performance generally used in our debt covenant calculations. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures

Free Cash Flow for the year ending December 31, 2005 is forecasted as follows:

(in millions of dollars)	2005 Outlook
Net cash provided by operating activities	$225.0 to 245.0
Less: Capital expenditures	$(30.0) to (40.0)

Free Cash Flow	$195.0 to 215.0

Adjusted EBITDA for the year ending December 31, 2004 and the year ending December 31, 2005 is forecasted as follows:

(in millions of dollars)	Full Year 2004	Full Year 2005
Net income (loss)	$ 372.3 to 402.3	$(21.3) to (51.3)
Cumulative effect of change in accounting principle	—	—
Income (loss) from discontinued operations	(580.0) to (600.0)	—
Minority interests	(1.0) to 4.0	(1.0) to 4.0
Provision for income taxes	5.9 to 6.9	0.0 to 2.0
Interest expense, amortization of deferred financing costs and dividends on preferred stock	193.0 to 207.0	71.5 to 81.5
Interest and other (income) expense	19.8 to 23.8	19.8 to 23.8
Depreciation, amortization and accretion	221.0 to 251.0	221.0 to 251.0
Non-cash general and administrative compensation charges	8.1 to 11.0	8.1 to 11.0
Asset write-down charges	1.9 to 3.0	1.9 to 3.0
Restructuring charges	—	—

Adjusted EBITDA	$270.0 to 280.0	$305.0 to 320.0

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to plans, projections and estimates regarding (i) our ability to close the sale of the UK business (“UK Transaction”) in the time frame anticipated or at all, (ii) the use of proceeds from the UK Transaction, (iii) the effect of the UK Transaction on our financial and operating position, (iv) the growth rate of our business, (v) reductions and refinancings of our debt, (vi) currency and floating interest rate exposure, (vii) free cash flow, (viii) capital allocation, (ix) the availability of business opportunities, (x) the tax impact of the UK Transaction, (xi) revenues, (xii) adjusted EBITDA, (xiii) net cash provided by operating activities, and (xiv) capital expenditures. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our substantial level of indebtedness may adversely affect our ability to react to changes in our business and limit our ability to use debt to fund future capital needs.

•	Restrictive covenants on our debt instruments may limit our ability to take actions that may be in our best interests. If we fail to comply with our covenants, our debt may be accelerated.

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•	The loss, consolidation, network sharing or financial instability of any of our limited number of customers may materially decrease revenues.

•	An economic or wireless telecommunications industry slowdown may materially and adversely affect our business and the business of our customers.

•	We operate in a competitive industry and some of our competitors have significantly more resources or less debt than we do.

•	Technology changes may significantly reduce the demand for site leases and negatively impact our revenues.

•	2.5G/3G and other technologies, including digital terrestrial television, may not deploy or be adopted by customers as rapidly or in the manner projected.

•	We generally lease or sublease the land under our sites and towers and may not be able to maintain these leases.

•	Our international operations expose us to changes in foreign currency exchange rates.

•	We may need additional financing, which may not be available for strategic growth opportunities or contractual obligations.

•	Fluctuations in market interest rates may increase interest expense relating to our floating rate indebtedness.

•	Laws and regulations, which may change at any time and with which we may fail to comply, regulate our business.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	We are heavily dependent on our senior management.

•	We may suffer from future claims if radio frequency emissions from equipment on our sites and towers are demonstrated to cause negative health effects.

•	Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	Disputes with customers and suppliers may adversely affect results.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.